United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

          PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934

       Date of Report (Date of earliest event reported) : November 4, 2002




                                   WICKES INC.
                                   -----------
             (Exact name of registrant as specified in its charter)

        Delaware                    1-14967                   36-3554758
        --------                   ----------                 ----------
 (State of Incorporation)     (Commission File No.)         (IRS Employer
                                                          Identification No.)

             706 North Deerpath Drive, Vernon Hills, Illinois 60061
             ------------------------------------------------------
                    (Address of principal executive offices)
                                 (847) 367-3400
                                 --------------
              (Registrant's telephone number, including area code)



Item 9. Regulation FD Disclosure.
------------------------------------

Set forth below is a Standard & Poor's rating change dated November 4, 2002, stating that the Standard & Poor's Ratings Services lowered its corporate credit rating on Wickes Inc. to 'CCC' from 'CCC+'.

Item 7. Financial Statements and Exhibits
-----------------------------------------

(c)  Exhibits
     --------


Exhibit 99.1 Standard & Poor's rating change dated November 4, 2002

                                                                    Exhibit 99.1

Research:
---------
Summary: Wickes Inc.
--------------------

Publication date:04-Nov-2002
Credit Analyst:Patrick Jeffrey, New York (1) 212-438-7840




Credit Rating:CCC/Negative/--
-------------


Rationale
---------

On Nov. 4, 2002, Standard & Poor's Ratings Services lowered its corporate credit rating on Wickes Inc. to 'CCC' from 'CCC+'. Vernon Hills, Ill.-based Wickes has about $64 million of rated debt. The outlook is negative. The downgrade was based on the company's weak liquidity and Standard & Poor's concern that Wickes will be challenged to improve operations and liquidity significantly after it completes the sale of its Wisconsin and Northern Michigan operations. On Oct. 30, 2002, Wickes announced it had signed a definitive agreement for the sale of all its assets in these operations to Lanoga Corp.'s United Building Centers division. Terms of the sale were not disclosed by the company. These operations comprised about 30% of Wickes' 2001 total sales and would represent a significant divesture of the company's existing operations.

Although proceeds from the sale could help improve liquidity in the short term, Wickes' ability to repay its $64 million of subordinated notes in December 2003 could be reduced as a result of a lower sales and earnings base. Wickes had about $5 million of availability under its revolving credit facility (net of the $25 million minimum availability requirement) as of June 29, 2002, and current debt maturities of $10 million, in addition to the $64 million of senior subordinated notes that mature in December 2003. The company has faced a challenging operating environment as lumber price declines have impacted sales and earnings. Although Wickes has improved its cost structure in recent quarters, Standard & Poor's believes the company will need to obtain additional sources of liquidity to meet its debt maturities through 2003.

The ratings on Wickes are based on the volatility of lumber prices, the company's participation in the competitive building-material supply industry, marginal cash flow coverage and liquidity, and high leverage. Wickes is one of the largest suppliers of building materials in the U.S. The company competes in a highly fragmented industry that is closely linked to residential building construction. The industry is cyclical, has substantial volatility in lumber prices, and can be negatively affected by adverse weather conditions. A significant decline in lumber prices, which began in the second quarter of fiscal 2000, has resulted in negative same-store sales trends through much of this operating period. Standard & Poor's believes lumber prices will remain depressed due to the weakened U.S. economy. Cost savings initiatives and lower debt levels have resulted in EBITDA coverage of interest trending at 1.4 times.

Liquidity
---------
Liquidity is weak, as Wickes had about $5 million of net availability under its borrowing base revolving credit facility as of June 29, 2002; the company must maintain $25 million of excess availability to remain in compliance with the facility. Although proceeds from asset sales could enhance liquidity in the short term and Wickes continues to manage working capital to maintain availability under its bank facility, its debt maturities of $10 million over the next 12 months and $64 million of senior subordinated notes due in December 2003 could continue to pressure the company's liquidity.

Outlook
-------
Standard & Poor's believes Wickes will be challenged to improve cash flow and liquidity over the next year, and that a further decline in cash flow or liquidity could result in a default.

Ratings List

Wickes Inc. To From

Corporate credit rating CCC/Negative CCC+/Negative

Senior  subordinated  debt  CC CCC-

Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor's Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor's public Web site at www2.standardandpoors.com; under Fixed Income in the left navigation bar, select Credit Ratings Actions.






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